Exhibit (a)(5)(i)

UTi Worldwide Inc., a Subsidiary of DSV A/S, Announces Fundamental Change Company Notice and Offer to Repurchase Relating to its 4.50% Convertible Senior Notes due 2019

January 26, 2016 – UTi Worldwide Inc. (the “Company”) announced today that, in connection with the closing of the transactions contemplated by the Merger Agreement, dated as of October 9, 2015, among the Company, DSV A/S Inc. (“Parent”) and Louvre Acquisitionco, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of Parent, the Company delivered a notice to holders (the “Holders”) of its 4.50% Convertible Senior Notes due 2019 (the “Notes”), pursuant to the Indenture, dated as of March 4, 2014 (the “Indenture”) (as amended by the First Supplemental Indenture, dated January 22, 2016, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”)), advising of a Fundamental Change and a Make-Whole Fundamental Change (as such terms are defined in the Indenture) that occurred in connection with the consummation of the transactions. Pursuant to Section 14.03(b) of the Indenture, the Company hereby notifies Holders that the Effective Date (as defined in the Indenture) of the Fundamental Change and Make-Whole Fundamental Change was January 22, 2016.

Each Holder has, subject to certain conditions, a:

•	Fundamental Change Repurchase Right: Each Holder can require the Company to repurchase for cash each $1,000 principal amount of Notes at a price equal to 100% of the principal amount of such Notes; or

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Make-Whole Conversion Right: Each Holder can elect to convert each $1,000 principal amount of Notes into an amount of cash equal to $489.69. The consideration due upon conversion is based on the price of $7.10 per ordinary share of the Company, as per the Merger Agreement and a conversion rate of 68.9703, as per the Indenture.

Accrued and unpaid interest will be paid separately to the holders of record as of February 15, 2016, up to but not including February 29, 2016, the Fundamental Change Repurchase Date.

Wells Fargo Bank, National Association in its role as Trustee, Paying Agent and Conversion Agent under the Indenture is not responsible for any determinations or calculations made with respect to the Make-Whole Conversion Right.

Holders may require the Company to repurchase for cash its Notes at any time prior to 5:00 p.m., New York City time, on February 24, 2016 and may elect to surrender for conversion such Holder’s Notes at any time prior to February 26, 2016, unless such dates are extended by the Company.

Notes surrendered hereunder must comply with the appropriate Depository Trust Company procedures (the “DTC”):

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If a Holder’s Notes are held by a broker, dealer, commercial bank, trust company or other nominee, the Holder must contact that nominee and instruct that nominee to tender or convert the Notes on such Holder’s behalf through the transmittal procedures of DTC.

•	If a Holder is a DTC participant, such Holder should tender its Notes electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system.

A Holder may not convert such Holder’s Notes if the Holder has tendered such Notes for purchase pursuant to the Fundamental Change Repurchase Right and has not validly withdrawn the previously tendered Notes.

Holders should read carefully the Fundamental Change Company Notice and Offer to Repurchase, as it contains important information as to the procedures and timing for the exercise of the aforementioned rights.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Fundamental Change Company Notice and Offer to Repurchase, the Company has filed relevant materials with the Securities and Exchange Commission (“SEC”), including the Company’s Schedule TO. This communication is not intended to be, and is not, a substitute for such filings or for any other document that the Company or DSV may file with the SEC in connection with the Fundamental Change Company Notice and Offer to Repurchase. SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S SCHEDULE TO, CAREFULLY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Schedule TO and any other documents filed or furnished by the Company or DSV with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov.

For further information, please contact Wells Fargo Bank, National Association, at:

Well Fargo Bank, National Association
608 2nd Avenue South
12th Floor
MAC N9303-121
Minneapolis, MN 55402
Attn: Bondholder Communications
Phone: 1-800-344-5128

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Notice and the documents incorporated by reference herein include forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Among other things, these forward-looking statements may include statements regarding the Fundamental Change Repurchase Right and Make-Whole Conversion Right, including statements regarding the anticipated tax consequences of tendering or converting Notes, or refraining therefrom, the current or expected over-the-counter market price for the Notes, and payment dates and deadlines in connection with the exercise of the Fundamental Change Repurchase Right and Make-Whole Conversion Right. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Factors that might cause or contribute to a material difference include, but are not limited to, the risks in the Company’s filings with the SEC, including those listed in Item 1A “Risk Factors” in its annual report on Form 10-K relating to the fiscal year ended January 31, 2015 filed with the SEC, those risks discussed in the definitive proxy statement filed with the SEC on December 4, 2015, and other factors outside the Company’s control.

You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. The Company undertakes no obligation to update or revise any forward-

looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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